LNR
Partners, Inc.

March 13, 2006

LaSalle Bank, N.A.
135 S. LaSalle Street, Suite 1625
Chicago, IL 60603
Attention:  Commercial Mortgage Trust Dept.

Re:          Annual Independent Public Accountant’s Servicing Report
Pooling and Servicing Agreement
Citigroup Commerical Mortgage Securities, Inc. Commercial Mortgage Pass-Through Certificates Series 2005-CD1

To Whom It May Concern:

As of and for the year ended December 31, 2005, LNR Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the Special Servicer as noted in the attachment to this assertion. As of and for this same period, LNR Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LNR PARTNERS, INC.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President

cc:   Midland Loan Services
        CMBS Surveillance Department
10851 Mastin, Suite 700, Building 82
Overland Park, KS 66210
Venice Morales